As filed with the Securities and Exchange Commission on November 23, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0409517 (I.R.S. Employer Identification Number)
1745 Technology Drive
San Jose, California 95110
(408) 487-8000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
THERION SOFTWARE CORPORATION.
2004 STOCK PLAN
(Full title of the plan)
Tyler Wall
Vice President, General Counsel and Secretary
BROCADE COMMUNICATIONS SYSTEMS, INC.
1745 Technology Drive
San Jose, California 95110
(Telephone number, including area code, of agent for service)
(408) 487-8000

Proposed
	Amount	Maximum	Proposed Maximum	Amount of
Title of Securities to	to be	Offering Price	Aggregate Offering	Registration
be Registered	Registered (1)	Per Share (2)	Price (2)	Fee
Common Stock to be issued upon exercise of options granted under the Therion Software Corporation 2004 Stock Plan	424,822	$ .11	$46,730.42	$5.50

(1)	Amount of securities to be registered computed in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as the maximum number of the Registrant’s Common Stock issuable under the Therion Software Corporation 2004 Stock Plan. This Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the Therion Software Corporation 2004 Stock Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price are estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933 solely for the purpose of calculating the amount of registration fee based on the weighted-average per share exercise price (rounded to the nearest cent) of outstanding options under the Therion Software Corporation 2004 Stock Plan, the underlying shares of which are registered hereby.

BROCADE COMMUNICATIONS SYSTEMS, INC.
REGISTRATION STATEMENT ON FORM S-8
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Information Incorporated by Reference.
     There are hereby incorporated by reference in this Registration Statement the following documents:
1.	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A dated March 19, 1999, and any further amendment or report filed hereafter for the purpose of updating such description; and
2.	The Registrant’s amended Annual Report on Form 10-K/A for fiscal year ended October 29, 2005;
3.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 29, 2005 filed with the SEC on March 9, 2005, and as amended by Amendment No. 1 filed with the SEC on November 14, 2005;
4.	The Registrant’s Quarterly Report on Form 10-Q for the second fiscal quarter ended April 30, 2005;
5.	The Registrant’s Quarterly Report on Form 10-Q for the third fiscal quarter ended July 30, 2005; and
6.	The Registrant’s Forms 8-K filed with the SEC on December 17, 2004, January 6, 2005, January 24, 2005 (except Item 2.02 and Item 9.01 as it relates to Item 2.02), February 15, 2005, February 22, 2005, February 24, 2005, March 11, 2005, April 27, 2005, May 4, 2005, May 16, 2005, June 8, 2005, June 10, 2005, June 13, 2005, June 30, 2005 (except Item 7.01), July 27, 2005, August 23, 2005, September 21, 2005, October 4, 2005 and November 14, 2005.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor...[by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”
     The Registrant’s Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Restated Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.
     The Registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The Registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.
     The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Exhibit
No.	Description

4.1	Therion Software Corporation 2004 Stock Plan (incorporated by reference from Exhibit 10.1 to the Company’s Form 10-Q for the third fiscal quarter ended July 30, 2005, filed with the SEC on November 14, 2005)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 5)

Item 9. Undertakings.
A)	The undersigned registrant hereby undertakes:
1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference herein.
2)	That, for the purpose of determining any liability under the Securities Act, such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of San Jose, State of California, on November 22, 2005.

BROCADE COMMUNICATIONS SYSTEMS, INC.
By:	/s/ Antonio Canova
Antonio Canova
Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Klayko, and Antonio Canova, and each of them, his true and lawful attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael Klayko Michael Klayko	Chief Executive Officer (Principal Executive Officer and Director)	November 22, 2005
/s/ Antonio Canova Antonio Canova	Vice President, Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2005
/s/ David L. House David L. House	Executive Chairman	November 21, 2005
/s/ L. William Krause L. William Krause	Lead Director	November 19, 2005
/s/ Neal Dempsey Neal Dempsey	Director	November 22, 2005
/s/ Seth D. Neiman Seth D. Neiman	Director	November 21, 2005
/s/ Christopher B. Paisley Christopher B. Paisley	Director	November 21, 2005
/s/ Sanjay Vaswani Sanjay Vaswani	Director	November 21, 2005
/s/ Robert Walker Robert Walker	Director	November 20, 2005

INDEX TO EXHIBITS

Exhibit
No.	Description
4.1	Therion Software Corporation 2004 Stock Plan (incorporated by reference from Exhibit 10.1 to the Company’s Form 10-Q for the third fiscal quarter ended July 30, 2005, filed with the SEC on November 14, 2005)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 5)